Exhibit 99.1
FOR IMMEDIATE RELEASE                    Contact:
Kevin Barry
Manager, Investor Relations
(617) 796-7651
Tremont Mortgage Trust Announces Fourth Quarter 2020 Results
Fourth Quarter Net Income Per Diluted Share of $0.26
Fourth Quarter Distributable Earnings Per Diluted Share of $0.28
Plans to Reinstate Regular Quarterly Distributions in April 2021
_______________________________________________________________
Newton, MA (February 19, 2021): Tremont Mortgage Trust (Nasdaq: TRMT) today announced financial results for the quarter ended December 31, 2020.
Thomas Lorenzini, President of TRMT, made the following statement regarding the fourth quarter 2020 results:
“We reported solid fourth quarter and full year 2020 results that reflect our proactive measures over the past year to preserve liquidity, enhance the stability of our balance sheet and actively manage our loans. During the fourth quarter our portfolio's overall performance improved further, as we upgraded the risk ratings of two loans based upon continued improvement of the underlying collateral. We are also pleased that all of our loans continue to remain current on debt service. Looking ahead, given the performance of our portfolio, we plan to reinstate our regular quarterly distribution and to announce the amount of the new distribution in April 2021."

Results for the Quarter Ended December 31, 2020:
For the quarter ended December 31, 2020, net income was $2.2 million, or $0.26 per diluted share, compared to net income of $1.3 million, or $0.16 per diluted share, for the same quarter last year. Distributable Earnings for the quarter ended December 31, 2020 were $2.3 million, or $0.28 per diluted share, compared to Distributable Earnings of $1.4 million, or $0.17 per diluted share, for the same quarter last year.
For the quarter ended December 31, 2020, TRMT generated interest income from investments of $4.6 million and incurred interest and related expenses of $1.2 million, which resulted in $3.4 million of income from investments, net. For the same quarter last year, TRMT generated interest income from investments of $3.6 million and incurred interest and related expenses of $1.5 million, which resulted in $2.1 million of income from investments, net.
Additional information and a reconciliation of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to Distributable Earnings for the quarters and years ended December 31, 2020 and 2019, appear later in this press release.

Recent Investment Activities:
As of December 31, 2020, TRMT had fully invested its available capital, with approximately $293.9 million in aggregate loan commitments, consisting of a diverse portfolio, geographically and by property type, of 14 first mortgage whole loans and none of the loans included in TRMT's investment portfolio were in default.
As previously reported, in October 2020, the borrower under TRMT's loan secured by a retail property located in Paradise Valley, AZ satisfied the applicable conditions and exercised its right to extend the maturity date of the loan by one year to November 30, 2021 pursuant to the terms of the loan agreement.

Also as previously reported, in November 2020, TRMT amended the agreement governing its loan secured by a multifamily property located in Houston, TX to extend the maturity date of the loan by one year to November 10, 2021. As part of this amendment, the borrower funded an interest reserve of $0.5 million.

In February 2021, TRMT amended the agreement governing its loan secured by a retail property located in Coppell, TX to extend the maturity date of the loan by six months to August 12, 2021. As part of this amendment, the borrower funded an interest reserve of $0.5 million and repaid $0.3 million of the principal balance of the loan, thereby reducing the total loan commitment to $19.9 million. This amendment also includes a six month extension option contingent upon the borrower repaying $0.3 million of the principal balance and meeting certain other conditions.

In February 2021, TRMT received $24.8 million of repayment proceeds from the borrower on its loan that was used to finance the acquisition of a 432 unit apartment community located in Rochester, NY, which included the $24.6 million of principal outstanding under the loan, as well as accrued interest, an exit fee and TRMT's associated legal expenses.

In February 2021, the borrower under TRMT's loan secured by an industrial facility located in Barrington, NJ notified TRMT that the facility is expected to be sold in the second quarter of 2021. Upon sale, TRMT expects to be repaid the principal amount outstanding under the loan, as well as accrued interest, an exit fee and TRMT's associated legal costs, and TRMT will be required to repay the outstanding balance and accrued interest associated with this loan under the master repurchase facility. As of December 31, 2020, the principal amount outstanding under the loan was $35.2 million.

The impacts from the COVID-19 pandemic have negatively impacted some of TRMT's borrowers’ and their tenants' business operations, particularly in the cases of TRMT's retail and hospitality collateral, which are the types of properties that have been most negatively impacted by the pandemic. TRMT expects those negative impacts may continue and may apply to other borrowers and/or their tenants. Therefore, certain of TRMT’s borrowers’ business plans will likely take longer to execute than initially expected and certain of TRMT’s borrowers may be unable to pay their debt service obligations owed to TRMT as currently scheduled or at all. All of the loans in TRMT’s portfolio are structured with risk mitigation mechanisms, such as cash flow sweeps or interest reserves, to help protect TRMT against investment losses. In addition, TRMT continues to actively engage with its borrowers regarding their execution of the business plans for the underlying collateral, among other things. As of February 19, 2021, all of TRMT's borrowers had paid their debt service obligations owed and due to TRMT and none of the loans included in TRMT's investment portfolio were in default.

Recent Financing Activities:
As of December 31, 2020, TRMT had a $201.1 million aggregate outstanding principal balance under its master repurchase facility with Citibank, N.A., or Citibank. In light of the impacts of the COVID-19 pandemic, TRMT continues to actively engage with Citibank regarding its liquidity position and the status of the loans in its portfolio that are financed under its master repurchase facility. The agreement that governs TRMT's master repurchase facility includes risk mitigation mechanisms, including a cash flow sweep, which would allow Citibank to control interest payments from TRMT's borrowers under its loans that are financed under its master repurchase facility, and the ability to accelerate dates of repurchase and institute margin calls which may require TRMT to pay down balances associated with one or more of its loans that are financed under its master repurchase facility. As of February 19, 2021, TRMT believes that it was in compliance with all covenants and other terms under its master repurchase facility and, to date, Citibank has not utilized any such risk mitigation mechanisms under the master repurchase agreement.
As previously reported, in October 2020, TRMT amended the master repurchase agreement to, among other things, extend the expiration date of its master repurchase facility by one year to November 6, 2022, subject to early termination as provided for in the master repurchase agreement.

In February 2021, TRMT repaid $23.9 million of outstanding balances under its master repurchase facility.

Distributions:

Beginning in the first quarter of 2020, TRMT reduced its quarterly distribution rate on its common shares to $0.01 per share in order to preserve its near term capital due to the economic downturn and uncertainty as to future economic conditions from the COVID-19 pandemic and its resulting impact on the U.S. economy.
On October 15, 2020, TRMT declared a quarterly distribution of $0.01 per common share, or approximately $0.1 million, payable to shareholders of record as of October 26, 2020.
On December 7, 2020, TRMT declared a one-time cash distribution, as required to satisfy TRMT's distribution requirements as a real estate investment trust, or REIT, to common shareholders of record as of December 17, 2020, of $0.53 per common share, or approximately $4.4 million. TRMT paid this distribution on January 15, 2021.
TRMT’s Board of Trustees currently plans to reinstate TRMT's regular quarterly distribution beginning with the quarter ending March 31, 2021 and to announce the amount of the new distribution in April 2021.
Conference Call:
At 10:00 a.m. Eastern Time on Monday, February 22, 2021, President, Thomas Lorenzini, and Chief Financial Officer and Treasurer, Doug Lanois, will host a conference call to discuss TRMT’s fourth quarter 2020 financial results. The conference call telephone number is (833) 366-1119. Participants calling from outside the United States and Canada should dial (412) 902-6771. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Monday, March 1, 2021. To access the replay, dial (412) 317-0088. The replay pass code is 10150726.
A live audio webcast of the conference call will also be available in a listen-only mode on TRMT’s website, which is located at www.trmtreit.com. Participants wanting to access the webcast should visit TRMT’s website about five minutes before the call. The archived webcast will be available for replay on TRMT’s website after the call. The transcription, recording and retransmission in any way of TRMT’s fourth quarter conference call are strictly prohibited without the prior written consent of TRMT.
Supplemental Data:
A copy of TRMT’s Fourth Quarter 2020 Supplemental Operating and Financial Data is available for download at TRMT’s website, www.trmtreit.com. TRMT’s website is not incorporated as part of this press release.
TRMT is a real estate finance company that focuses on originating and investing in floating rate first mortgage whole loans secured by middle market and transitional commercial real estate. TRMT is managed by Tremont Realty Advisors LLC, a Securities and Exchange Commission, or SEC, registered investment adviser and an indirect, majority owned subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.
Non-GAAP Financial Measures:
TRMT presents Distributable Earnings (formerly referred to as Core Earnings), which is considered a “non-GAAP financial measure” within the meaning of the applicable SEC rules. Distributable Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to net income determined in accordance with GAAP or an indication of TRMT’s cash flows from operations determined in accordance with GAAP, a measure of TRMT’s liquidity or operating performance or an indication of funds available for TRMT’s cash needs. In addition, TRMT’s methodology for calculating Distributable Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures; therefore, TRMT’s reported Distributable Earnings may not be comparable to the distributable earnings as reported by other companies.
In order to maintain its qualification for taxation as a REIT, TRMT is generally required to distribute substantially all of its taxable income, subject to certain adjustments, to its shareholders. TRMT believes that one of the factors that investors consider important in deciding whether to buy or sell securities of a REIT is its distribution rate. Over time, Distributable Earnings has been a useful indicator of distributions to TRMT's shareholders and is a measure that is considered by TRMT's Board of Trustees when determining the amount of such distributions. TRMT believes that Distributable Earnings provides meaningful information to consider in addition to net income and cash flows from operating activities determined in accordance with GAAP. This measure helps TRMT to evaluate its performance excluding the effects of certain transactions and GAAP adjustments that TRMT believes are not necessarily indicative of TRMT’s current loan portfolio and operations. In addition, Distributable Earnings is used in determining the amount of base management and incentive fees payable by TRMT to TRMT’s manager under TRMT’s management agreement.
Please see the pages attached hereto for a more detailed statement of TRMT’s operating results and financial condition and for an explanation of TRMT’s calculation of Distributable Earnings and a reconciliation of net income determined in accordance with GAAP to that amount.

TREMONT MORTGAGE TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
INCOME FROM INVESTMENTS:
Interest income from investments	$4,618	$3,603	$18,030	$15,475
Less: interest and related expenses	(1,224)	(1,475)	(5,591)	(7,047)
Income from investments, net	3,394	2,128	12,439	8,428

OTHER EXPENSES:
General and administrative expenses	714	468	2,354	2,130
Reimbursement of shared services expenses	407	347	1,159	1,457
Total expenses (1)	1,121	815	3,513	3,587

Income before income tax expense	2,273	1,313	8,926	4,841
Income tax expense	(75)	—	(75)	—
Net income	$2,198	$1,313	$8,851	$4,841

Weighted average common shares outstanding - basic and diluted	8,209	8,167	8,186	6,234

Net income per common share - basic and diluted	$0.26	$0.16	$1.07	$0.77

(1)TRMT’s manager has waived any base management or incentive fees otherwise due and payable by TRMT under its management agreement for and through the periods ending December 31, 2020. If TRMT's manager had not waived these base management and incentive fees, TRMT would have recognized $336 and $319 of base management fees for the three months ended December 31, 2020 and 2019, respectively, $1,311 and $1,131 of base management fees for the year ended December 31, 2020 and 2019, respectively, and $303 and $467 of incentive fees for the three months and year ended December 31, 2020, respectively. No incentive fees would have been recognized for the three months or year ended December 31, 2019.

TREMONT MORTGAGE TRUST
CALCULATION AND RECONCILIATION OF DISTRIBUTABLE EARNINGS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of net income to Distributable Earnings (1):
Net income	$2,198	$1,313	$8,851	$4,841
Non-cash equity compensation expense	127	44	316	344
Distributable Earnings	$2,325	$1,357	$9,167	$5,185

Weighted average common shares outstanding - basic and diluted	8,209	8,167	8,186	6,234

Distributable Earnings per common share - basic and diluted	$0.28	$0.17	$1.12	$0.83

(1)TRMT calculates Distributable Earnings as net income, computed in accordance with GAAP, including realized losses not otherwise included in net income determined in accordance with GAAP, and excluding: (a) the incentive fees earned by TRMT’s manager, if any; (b) depreciation and amortization, if any; (c) non-cash equity compensation expense; (d) unrealized gains, losses and other similar non-cash items that are included in net income for the period of the calculation (regardless of whether such items are included in or deducted from net income or in other comprehensive income under GAAP), if any; and (e) one-time events pursuant to changes in GAAP and certain non-cash items, if any. Distributable Earnings are reduced for realized losses on loan investments when amounts are deemed uncollectable.

TREMONT MORTGAGE TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$10,521	$8,732
Restricted cash	—	143
Loans held for investment, net	282,246	242,078
Accrued interest receivable	996	755
Prepaid expenses and other assets	419	221
Total assets	$294,182	$251,929

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable, accrued liabilities and deposits	$5,041	$1,011
Master repurchase facility, net	200,233	164,694
Due to related persons	5	3
Total liabilities	205,279	165,708

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $0.01 par value per share; 25,000,000 shares authorized; 8,302,911 and 8,239,610 shares issued and outstanding, respectively	83	82
Additional paid in capital	89,160	88,869
Cumulative net income	10,788	1,937
Cumulative distributions	(11,128)	(4,667)
Total shareholders’ equity	88,903	86,221
Total liabilities and shareholders' equity	$294,182	$251,929

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever TRMT uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, TRMT is making forward-looking statements. These forward-looking statements are based upon TRMT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TRMT’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TRMT’s control. For example:
•Mr. Lorenzini states that TRMT's solid fourth quarter and full year 2020 results reflect its proactive measures over the past year to preserve liquidity, enhance the stability of its balance sheet and actively manage its loans. This statement may imply that TRMT's proactive measures will be sufficient to enable TRMT meet its current and expected cash needs and that its loan portfolio performance will remain stable. However, TRMT's and its borrowers' and their tenants' businesses are subject to risks, including the COVID-19 pandemic and its resulting economic impact. The impacts of the COVID-19 pandemic are affecting all parts of the U.S. economy, and are impacting borrowers and their tenants to varying degrees, and these impacts may result in TRMT's borrowers being unable to pay their obligations owed to TRMT as currently scheduled. Further, TRMT's actions to actively manage its investments to minimize the impact of the economic challenges imposed by the COVID-19 pandemic may not succeed or any success it may have may not help TRMT avoid realizing negative impacts resulting from economic challenges imposed by the COVID-19 pandemic, including with respect to its liquidity and financial results. As a result of the impacts of the COVID-19 pandemic or other factors, TRMT's loan portfolio performance and operating results may deteriorate.
•Mr. Lorenzini also states that TRMT upgraded the risk ratings of two loans based upon continued improvement of the underlying collateral, thereby further improving the overall performance of TRMT's portfolio, and TRMT is pleased that all of TRMT's loans continue to remain current on debt service. This may imply that TRMT's borrowers will continue to have strong credit qualities and that TRMT's loan portfolio is not subject to credit risk. However, TRMT's business is subject to various risks, including the impacts of the COVID-19 pandemic on its borrowers' business operations or tenants. As a result, the credit qualities of TRMT's borrowers may decline and TRMT's borrowers may default on their payment obligations to TRMT.
•Mr. Lorenzini also states that, given the performance of its portfolio, TRMT plans to reinstate its regular quarterly distribution and to announce the amount of the new distribution in April 2021. However, the timing, amount and form of future distributions will be determined at the discretion of TRMT’s Board of Trustees and will depend upon various factors that its Board of Trustees deems relevant, including TRMT’s historical and projected income, its Distributable Earnings, the then-current and expected needs and availability of cash to pay its obligations and fund its investments, distributions which may be required to be paid to maintain TRMT’s qualification for taxation as a REIT, limitations on distributions contained in TRMT’s financing arrangements and other factors deemed relevant by TRMT’s Board of Trustees, in its discretion.
•This press release references TRMT’s active engagement with Citibank and TRMT’s borrowers. This statement may imply that TRMT's active engagement with Citibank and its borrowers will enable TRMT to maximize its receipt of interest and principal on its investments and minimize any actions that Citibank may take if TRMT’s borrowers default or the value of any of the collateral underlying TRMT’s loans declines below prescribed levels. However, TRMT's actions may not succeed, or any success they may have may not prevent TRMT from realizing negative impacts from the current business conditions, including with respect to its liquidity and financial results. Further, despite TRMT’s active engagement with Citibank, Citibank may ultimately determine to utilize one or more of the risk mitigation mechanisms available to it under the master repurchase agreement, and TRMT may not have sufficient capital to meet its required commitments to Citibank if TRMT's borrowers default on their obligations owed to TRMT or the values of the collateral underlying TRMT's loans decline below required levels or otherwise, and Citibank utilizes one or more of the risk mitigation mechanisms as a result.

•This press release states that all the loans in TRMT’s portfolio are structured with risk mitigation mechanisms, such as cash flow sweeps or interest reserves, to help protect TRMT against investment losses. However, these mechanisms may not adequately cover the debt service amount and will likely not be able to fully fund the debt service if the tenants’ businesses fail or they default on their debt service obligations owed to TRMT.

The information contained in TRMT’s filings with the SEC, including under “Risk Factors” in TRMT’s periodic reports, or incorporated therein, identifies other important factors that could cause TRMT’s actual results to differ materially from those stated in or implied by TRMT’s forward-looking statements. TRMT’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, TRMT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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